PMA Capital
A Specialty Risk Management Company

[GRAPHIC OMITTED]

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

For Release:     Immediate
      Contact:     William Hitselberger
                          (215) 665-5046

PMA Capital Announces Second Quarter 2004 Results

Philadelphia, PA, July 29, 2004 — PMA Capital (NASDAQ: PMACA) today announced a modest profit for the second quarter of 2004, compared with net income of $12.2 million, or 39 cents per diluted share, for the second quarter of 2003. For the six months ended June 30, 2004, we had net income of $12.2 million, or 36 cents per diluted share, compared to net income of $22.9 million, or 73 cents per diluted share, for the same period last year. The dilutive effect of our convertible debt reduced net income by 3 cents per share for the first six months of 2004, while not affecting earnings for the second quarter of 2004 and the three and six months ended June 30, 2003.

Included in net income for the second quarter and the first six months of 2004 were after-tax net realized investment gains of $1.5 million, or 4 cents per diluted share, and $7.1 million, or 19 cents per diluted share, compared to $2.9 million, or 9 cents per diluted share, and $5.7 million, or 18 cents per diluted share, for the same periods last year. Net income for the second quarter and first six months of 2004 includes an after-tax charge of $2.6 million ($4 million pre-tax) to purchase reinsurance covering potential adverse loss development at the Run-off Operations.

Consolidated revenues for the second quarter of 2004 and 2003 were $140.1 million and $312.6 million, respectively. For the first six months of 2004, revenues were $377.4 million, compared to $615.7 million for the same period in 2003. The decreases in revenues for the quarter and year-to-date periods reflect lower net premiums earned due to our fourth quarter 2003 withdrawal from the reinsurance business.

Vincent T. Donnelly, President and Chief Executive Officer commented, “In the second quarter, we successfully separated the ownership of The PMA Insurance Group from the Run-Off Operations and made The PMA Insurance Group companies direct subsidiaries of PMA Capital. This unstacking gives PMA Capital two independent sources of capital. The Order by the Pennsylvania Insurance Department approving the unstacking does not limit The PMA Insurance Group’s ability to pay dividends. However, it requires us to wait until 2006 to obtain capital from the Run-off Operations. We believe that our available holding company cash and other capital sources will continue to provide us with adequate sources to service our holding company obligations. Additionally, we put into place a reinsurance agreement that covers potential adverse loss development at our Run-off Operations. Although we believe the reserves of our Run-off Operations are adequate, this reinsurance provides protection to our statutory capital in the event that these loss reserves do not develop as currently anticipated. We continue to be satisfied with the progress that we have made in our Run-Off Operations.”

Mr. Donnelly continued, “The PMA Insurance Group’s premium writings in 2004 have been constrained by our A.M. Best rating. We continue to work towards our primary goal of restoring The PMA Insurance Group’s ‘A-’ rating.”

Financial Condition
Total assets were $3.7 billion as of June 30, 2004, compared to $4.2 billion as of December 31, 2003. Shareholders’ equity was $443.7 million as of June 30, 2004, compared to $463.7 million as of December 31, 2003. Book value per share was $14.00 as of June 30, 2004, compared with $14.80 as of December 31, 2003. The decreases in shareholders’ equity and book value per share are primarily due to lower net unrealized holding gains on fixed maturities. Net unrealized holding gains were negligible as of June 30, 2004, compared to $31.4 million, or $1.00 per share, at year-end 2003, mainly due to higher market interest rates. Total outstanding debt was $187.6 million as of June 30, 2004 and December 31, 2003. At June 30, 2004, we had $9.2 million in cash and short-term investments at the holding company.

The statutory surplus of The PMA Insurance Group increased to $305.1 million at June 30, 2004, from $296.8 million at December 31, 2003. The PMA Insurance Group has the ability to pay $23 million in dividends in 2004 without the prior approval of the Pennsylvania Insurance Commissioner. The statutory surplus of PMA Capital Insurance Company (“PMACIC”), PMA Capital Corporation’s directly held reinsurance subsidiary, was $236.2 million at June 30, 2004, compared to $500.6 million at December 31, 2003. The statutory surplus of PMACIC at December 31, 2003 included $296.8 million of statutory surplus from the insurance subsidiaries comprising The PMA Insurance Group.

Segment Operating Results
Operating income (loss), which we define as net income (loss) under accounting principles generally accepted in the United States of America (GAAP) excluding net realized investment gains and losses, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our insurance businesses. Accordingly, we report operating results by segment in the disclosures required under SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.” Our management and Board of Directors use operating results as the measure of financial performance for our insurance operations because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income as the GAAP measure of our consolidated results of operations. A reconciliation of our segment operating results as discussed below to GAAP net income is provided below.

	Three months ended June 30,		Six months ended June 30,
(Dollars in thousands)	2004	2003	2004	2003

Pre-tax operating income (loss):
The PMA Insurance Group	$2,809	$6,838	$9,368	$15,178
Run-off Operations (1)	624	13,072	9,570	21,619
Corporate & Other	(5,506)	(5,532)	(10,818)	(10,175)
Net realized investment gains	2,248	4,451	10,848	8,806

Pre-tax income	175	18,829	18,968	35,428
Income tax expense	111	6,662	6,751	12,559

Net income	$64	$12,167	$12,217	$22,869

(1)

In November 2003, we announced our decision to withdraw from the reinsurance business previously served by our PMA Re operating segment. As a result of this decision, the results of PMA Re are now reported as Run-off Operations. Run-off Operations also includes the results of our former excess and surplus lines segment, Caliber One.

The PMA Insurance Group
The PMA Insurance Group reported pre-tax operating income of $2.8 million and $9.4 million for the second quarter and first six months of 2004, compared to $6.8 million and $15.2 million for the same periods last year, primarily reflecting lower underwriting results.

Net premiums written were $82.0 million for the second quarter of 2004, compared with $119.4 million for the second quarter of 2003. Net premiums written were $217.2 million for the first six months of 2004, compared with $313.7 million for the comparable period last year. The lower net premiums written reflect the impact of our B++A.M. Best financial strength rating. Our renewal retention rate on existing workers’ compensation accounts was 61% in the first six months of 2004. New business production continued in 2004, although at a lower rate than in 2003. The PMA Insurance Group continues to obtain price increases in all of its commercial lines of business, although at lower rates of increase than in 2003. Average rate increases for workers’ compensation business were approximately 7% so far in 2004.

The combined ratio on a GAAP basis in 2004 was 105.6% for the second quarter and 104.2% for the first six months of 2004, compared to 101.9% and 101.6% for the same periods last year. The increases in the combined ratio primarily reflect a higher total expense ratio and a higher current accident year loss ratio. We have not significantly reduced our level of operating expenses in order to remain in position to be able to write a level of business more consistent with The PMA Insurance Group’s past, if its A- rating is restored. Overall loss trends in workers’ compensation are rising modestly ahead of price increases, with medical inflation being the largest driver of these loss trends. We estimate medical cost inflation, which is the primary reason for increasing loss costs in 2004, to be approximately 11%.

Net investment income was $8.4 million and $16.4 million for the second quarter and first six months of 2004, compared to $8.2 million and $16.5 million for the comparable periods of 2003, reflecting a higher invested asset base, offset by lower invested asset yields.

Run-off Operations
Results of the Run-off Operations are driven principally by underwriting results from our former PMA Re operating segment. Run-off Operations also includes the results of our former excess and surplus lines segment, Caliber One.

The Run-off Operations reported pre-tax operating income of $624,000 and $9.6 million for the second quarter and first six months of 2004, compared to $13.1 million and $21.6 million for the same periods last year. Pre-tax operating income for the three and six months ended June 30, 2004 includes the $4 million charge for the reinsurance agreement covering potential adverse loss development and a $1 million lease amendment fee. We amended our Philadelphia office lease in the second quarter of 2004, shortening the term from fifteen years to seven and reducing the leased space by approximately 75% effective October 1, 2004. We expect that this amendment will result in annual savings of approximately $1.5 million. Also included in 2004 results is a $1.2 million gain on the sale of 63% of our ownership in Cathedral Capital PLC, a Lloyd’s of London managing general agency. Subsequent to June 30, 2004, we have sold our remaining interest in this agency.

Results for the Run-off Operations for the first six months of 2004 will not be indicative of results for the remainder of 2004 due to our expectation that earned premiums will decrease significantly in the second half of 2004, compared to the first six months, and due to the unpredictability of the impact of future commutations.

Corporate and Other
The Corporate and Other segment includes unallocated investment income and expenses, including debt service. Corporate & Other recorded pre-tax operating losses of $5.5 million and $10.8 million for the three and six months ended June 30, 2004, respectively, compared to $5.5 million and $10.2 million for the same periods last year. Interest expense for three and six months ended June 30, 2004 increased by $735,000 and $1.9 million over the comparable periods last year, primarily due to a higher average amount of debt outstanding in 2004, compared with last year.

Conference Call with Investors
As a reminder, we will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Friday, July 30th to review our second quarter 2004 results. The conference call will be available via a live webcast over the Internet at www.pmacapital.com by entering the Investor Information section, clicking on News Releases and then clicking on the microphone icon. Please note that by accessing the conference call via the Internet, you will be in a listen-only mode. The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay
866-800-8649 (Domestic)	888-286-8010 (Domestic)
617-614-2703 (International)	617-801-6888 (International)
Passcode 90723036	Passcode 18858421

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode. The replay will be available from approximately 11:30 a.m. Eastern Time on Friday, July 30th until 11:59 p.m. Eastern Time on Friday, August 6th.

Quarterly Statistical Supplement
Our Second Quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website. Please see the Investor Information section of our website at http://www.pmacapital.com. You may also obtain a copy of this supplement by sending your request to:

      PMA Capital Corporation
      1735 Market Street
      Philadelphia, PA 19103
      Attention: Investor Relations

Alternatively, you may submit your request by telephone (215.665.5046) or by e-mail to InvestorRelations@pmacapital.com. We have also furnished a copy of this news release and the Statistical Supplement to the SEC under cover of Form 8-K dated July 29, 2004. A copy of the Form 8-K is available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this press release, including those made by individuals authorized to speak on behalf of PMA Capital Corporation (“we”, “our” or the “Company”) that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and the Company’s current operating plans based on assumptions regarding future events. The Company’s actual results could differ materially from those expected by the Company’s management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

•

our ability to effect an efficient withdrawal from the reinsurance business, including the commutation of reinsurance business with certain large ceding companies, without incurring any significant liabilities;

•

regulatory or tax changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•

The PMA Insurance Group’s ability to have its A- A.M. Best financial strength rating restored and the effect of its B++ A.M. Best rating on its premium writings and profitability as well as the adverse impact of any potential future downgrade of its rating;

•

the ability of the Company to have sufficient cash at the holding company to meet its debt service and other obligations, including any restrictions such as those imposed by the Pennsylvania Insurance Department on receiving dividends from its insurance subsidiaries in an amount sufficient to meet such obligations;

•	the lowering or loss of one or more of the Company’s debt ratings, and the adverse impact that any such downgrade may have on our ability to raise capital and our liquidity and financial condition;
•	adequacy of reserves for claim liabilities;
•	adverse property and casualty loss development for events that we insured in prior years, including unforeseen increases in medical costs;
•	the impact of future results on the recoverability of our deferred tax asset;
•	adequacy and collectibility of reinsurance that we purchased;
•	the outcome of any litigation against the Company, including the outcome of the purported class action lawsuits;
•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	ability to implement and maintain rate increases;
•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•	uncertainties related to possible terrorist activities or international hostilities; and
•	other factors disclosed from time to time in our most recent Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.

You should not place undue reliance on any such forward-looking statements. Unless otherwise stated, we disclaim any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Three months ended June 30,
(Dollars in thousands)	2004	2003

Net premiums written:
The PMA Insurance Group	$81,962	$119,440
Run-off Operations (1)	(78,864)	171,340
Corporate and Other	(225)	(124)

Consolidated	$2,873	$290,656

Revenues:
Net premiums earned:
The PMA Insurance Group	$118,288	$134,350
Run-off Operations (1)	285	151,396
Corporate and Other	(225)	(124)

Consolidated net premiums earned	118,348	285,622
Net investment income	14,807	17,780
Realized gains	2,248	4,451
Other revenues	4,680	4,766

Consolidated revenues	$140,083	$312,619

Components of net income:

Pre-tax operating income (loss) (2):
The PMA Insurance Group	$2,809	$6,838
Run-off Operations (1)	624	13,072
Corporate and Other	(5,506)	(5,532)
Realized gains	2,248	4,451

Pre-tax income	175	18,829
Income tax expense	111	6,662

Net income	$64	$12,167

Weighted average common shares outstanding:
Basic	31,343,246	31,328,922
Diluted	31,741,827	31,331,197

(1)

In November 2003, we announced our decision to withdraw from the reinsurance business previously served by our PMA Re operating segment. As a result of this decision, the results of PMA Re are now reported as Run-off Operations. Run-off Operations also includes the results of our former excess and surplus lines segment, Caliber One.

(2)

Operating income (loss), which is GAAP net income (loss) excluding net realized investments gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses. As a result, we report operating income by segment in our segment footnote disclosures as required by SFAS No. 131 “Disclosure About Segments of and Enterprise and Related Information.” We use operating income (loss) as the measure of financial performance because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Six months ended June 30,
(Dollars in thousands)	2004	2003

Net premiums written:
The PMA Insurance Group	$217,248	$313,679
Run-off Operations (1)	(55,502)	328,215
Corporate and Other	(375)	(380)

Consolidated	$161,371	$641,514

Revenues:
Net premiums earned:
The PMA Insurance Group	$249,938	$250,591
Run-off Operations (1)	75,054	309,481
Corporate and Other	(375)	(380)

Consolidated net premiums earned	324,617	559,692
Net investment income	31,565	35,425
Realized gains	10,848	8,806
Other revenues	10,418	11,766

Consolidated revenues	$377,448	$615,689

Components of net income:
Pre-tax operating income (loss) (2):
The PMA Insurance Group	$9,368	$15,178
Run-off Operations (1)	9,570	21,619
Corporate and Other	(10,818)	(10,175)
Realized gains	10,848	8,806

Pre-tax income	18,968	35,428
Income tax expense	6,751	12,559

Net income	$12,217	$22,869

Weighted average common shares outstanding:
Basic	31,338,824	31,328,922
Diluted	36,798,188	31,340,482

(1)

In November 2003, we announced our decision to withdraw from the reinsurance business previously served by our PMA Re operating segment. As a result of this decision, the results of PMA Re are now reported as Run-off Operations. Run-off Operations also includes the results of our former excess and surplus lines segment, Caliber One.

(2)

Operating income (loss), which is GAAP net income (loss) excluding net realized investments gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses. As a result, we report operating income by segment in our segment footnote disclosures as required by SFAS No. 131 “Disclosure About Segments of and Enterprise and Related Information.” We use operating income (loss) as the measure of financial performance because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)	June 30, 2004	December 31, 2003

Assets:
Investments and cash:
Fixed maturities available for sale	$1,469,027	$1,854,555
Short-term investments	88,664	151,332
Short-term investments, loaned securities collateral	129,999	6,300
Cash	66,100	28,963

Total investments and cash	1,753,790	2,041,150

Accrued investment income	17,913	20,870
Premiums receivable	249,112	364,125
Reinsurance receivables	1,210,765	1,220,320
Deferred income taxes	88,250	76,962
Deferred acquisition costs	41,321	83,975
Funds held by reinsureds	84,487	124,695
Other assets	248,578	255,861

Total assets	$3,694,216	$4,187,958

Liabilities:
Unpaid losses and loss adjustment expenses	$2,292,281	$2,541,318
Unearned premiums	216,155	403,708
Debt	187,566	187,566
Accounts payable, accrued expenses
and other liabilities	277,457	314,830
Funds held under reinsurance treaties	138,976	262,105
Dividends to policyholders	8,121	8,479
Payable under securities loan agreements	129,997	6,285

Total liabilities	3,250,553	3,724,291

Shareholders' Equity:
Class A Common stock	171,090	171,090
Additional paid-in capital	109,331	109,331
Retained earnings	223,442	216,115
Accumulated other comprehensive income (loss)	(13,160)	19,622
Notes receivable from officers	(59)	(65)
Treasury stock, at cost	(45,261)	(52,426)
Unearned restricted stock compensation	(1,720)	--

Total shareholders' equity	443,663	463,667

Total liabilities and shareholders' equity	$3,694,216	$4,187,958

Shareholders' equity per share	$14.00	$14.80

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,
(Dollars in thousands, except per share data)	2004	2003

Gross premiums written	$24,449	$361,899

Net premiums written	$2,873	$290,656

Revenues:
Net premiums earned	$118,348	$285,622
Net investment income	14,807	17,780
Net realized investment gains	2,248	4,451
Other revenues	4,680	4,766

Total revenues	140,083	312,619

Expenses:
Losses and loss adjustment expenses	87,471	193,074
Acquisition expenses	24,968	72,215
Operating expenses	23,563	24,222
Dividends to policyholders	946	2,054
Interest expense	2,960	2,225

Total losses and expenses	139,908	293,790

Pre-tax income	175	18,829

Income tax expense:
Current	64	221
Deferred	47	6,441

Total income tax expense	111	6,662

Net income	$64	$12,167

Net income per share:

Basic	$--	$0.39

Diluted	$--	$0.39

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Six months ended June 30,
(Dollars in thousands, except per share data)	2004	2003

Gross premiums written	$182,309	$781,593

Net premiums written	$161,371	$641,514

Revenues:
Net premiums earned	$324,617	$559,692
Net investment income	31,565	35,425
Net realized investment gains	10,848	8,806
Other revenues	10,418	11,766

Total revenues	377,448	615,689

Expenses:
Losses and loss adjustment expenses	229,661	395,659
Acquisition expenses	72,203	128,435
Operating expenses	48,342	48,094
Dividends to policyholders	2,375	4,090
Interest expense	5,899	3,983

Total losses and expenses	358,480	580,261

Pre-tax income	18,968	35,428

Income tax expense:
Current	389	221
Deferred	6,362	12,338

Total income tax expense	6,751	12,559

Net income	$12,217	$22,869

Net income per share:

Basic	$0.39	$0.73

Diluted	$0.36	$0.73